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                             Cytec Industries Inc.
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in millions)

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                                                                               Year Ended December 31,

                                                                          1998          1997             1996
                                                                         -----         -----            -----
    Earnings before income taxes and equity
         in earnings of associated companies                             177.6         137.4            142.1
    Add:
              Distributed income of associated companies                   6.5          11.6              9.1
              Amortization of capitalized interest                         0.1             -                -
              Fixed charges                                               31.0          13.6              8.2
    Less:
              Capitalized interest                                        (1.5)         (0.6)               -
                                                                         -----         -----            -----
    Earnings as adjusted                                                 213.7         162.0            159.4

    Fixed charges:

              Interest on indebtedness including
              amortized premiums, discounts and
              deferred financing costs                                    26.2           8.5              4.0
              Portion of rents representative
              of the interest factor                                       4.8           5.1              4.2
                                                                         -----         -----            -----
    Fixed  charges                                                        31.0          13.6              8.2
                                                                         -----         -----            -----

    Ratio of earnings to fixed charges                                     6.9          11.9             19.5
                                                                         -----         -----            -----

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